February 20, 2008

Dr. Raymond P. Warrell

200 Connell Drive

Berkeley Heights, NJ 07922

Dear Ray,

This letter is to provide notice of my intentions to retire from Genta Incorporated (“Genta”) effective February 29, 2008. My leaving is not the result of any disagreement with, or inaccuracy or omission in, the Company’s accounting systems or financial reporting or between Genta and me on any matter relating to Genta’s operations, policies or practices.

Ray, I have enjoyed the past two years here at Genta and I wish the company much success in the future. I appreciate all of the hard work that has been expended by the current and past employees of the company over the past 20 years in bringing the drug to this stage of development. Hopefully, all of those efforts will now bring the drug across the finish line to approval and commercial launch.

Sincerely,

/s/ Richard J. Moran
Richard J. Moran